UNITED STATES
                                                SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

FORM 8-K
                                                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2008

PILGRIM'S PRIDE CORPORATION
                                                (Exact name of registrant as specified in its charter)

Delaware	1-9273	75-1285071
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4843 US Hwy. 271 N., Pittsburg, Texas	75686-0093
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (903) 434-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Departures of Officers and Director

     On December 16, 2008, J. Clinton Rivers, the Chief Executive Officer and President of Pilgrim’s Pride Corporation (the "Company"), resigned as an officer and director of the Company. Mr. Rivers did not resign due to any disagreement with the Company on any matter relating to the Company's operations, policies or practices. On this date, Robert A. Wright, the Company's Chief Operating Officer, also resigned as an officer of the Company.

Employment Agreement

     On December 16, 2008, the Company announced that Don Jackson, age 57, has been appointed as its President and Chief Executive Officer, subject to the approval of the Bankruptcy Court.  The Board also appointed Lonnie Ken Pilgrim, Chairman of the Board, to serve as interim President of the Company until Dr. Jackson's appointment is approved by the Bankruptcy Court.  Mr. Pilgrim's business experience, compensation arrangements and other matters have been previously reported by the Company in its Definitive Proxy Statement filed with the Securities and Exchange Commission on December 4, 2007. Mr. Pilgrim's compensation arrangements have not changed as a result of his interim appointment.

     Dr. Jackson has been president of Foster Farms' poultry division, based in Livingston, California, since 2000. Prior to that, he served as executive vice president for foodservice of the former ConAgra Poultry Company in Duluth, Georgia. Before that he worked for 22 years for Seaboard Farms of Athens, Georgia, including four years as president and chief executive officer. He received his bachelor of science degree from Arizona State University and his masters and Ph.D. degrees from Colorado State University.

     On December 16, 2008, the Company entered into an Employment Agreement with Dr. Jackson (the "Employment Agreement"). The Employment Agreement, the employment of Dr. Jackson and the rights and obligations of the Company and Dr. Jackson under the Employment Agreement are subject to the approval of the Bankruptcy Court. The Employment Agreement will expire on the third anniversary of the date the Bankruptcy Court enters an order approving the Employment Agreement ("Effective Date"). Under the Employment Agreement, Dr. Jackson will have an annual base salary of not less than $1,500,000. Additionally, on the Effective Date, Dr. Jackson will be granted an equity award of 3,085,656 shares of the Company's common stock ("Shares"), which is subject to forfeiture on a pro-rata basis over a three year period, as described below. On the Effective Date, Dr. Jackson will also receive a bonus of $3,000,000 ("Sign on Bonus"), which is subject to repayment on a pro-rata basis over a three year period, as described below. Additionally, Dr. Jackson will be entitled to receive up to $2,000,000 as a reorganization bonus upon confirmation of a plan of reorganization of the Company that does not provide for a sale of a majority of the Company's and its subsidiaries' assets, provided that a majority of the Company's assets have not been sold under section 363 of chapter 11 of title 11 of the United States Code. The amount of this reorganization bonus will be based upon the Company reaching certain performance targets. Dr. Jackson will be entitled to participate in the Company's incentive, savings and retirement plans, practices and programs generally applicable to other executive personnel of the Company. Dr. Jackson will also be eligible to participate in all group benefits plans and programs the Company has established or may establish for its executive employees, including the Company's Executive Relocation Policy and Repayment Agreement.

     If the Employment Agreement is terminated for "cause" by the Company or without "good reason" by Dr. Jackson during the term of the Employment Agreement, (1) Dr. Jackson will be paid or receive all accrued but unpaid compensation and benefits, (2) Dr. Jackson will be required to pay the Company that portion of the Sign-on Bonus that is subject to repayment, and (3) the unvested Shares would be forfeited. If the Employment Agreement is terminated for death or "disability" or other than for "cause" by the Company or with "good reason" by Dr. Jackson during the term of the Employment Agreement, (1) Dr. Jackson will receive all accrued but unpaid compensation and benefits, (2) the Shares will immediately vest and all restrictions shall lapse, and (3) any remaining unforgiven amount of the Sign-on Bonus will be immediately forgiven.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                        PILGRIM'S PRIDE CORPORATION

Date: December 22, 2008	By: /s/ Richard A. Cogdill Richard A. Cogdill Chief Financial Officer, Secretary and Treasurer